Exhibit 23.5

Consent of Independent Auditor

We consent to the incorporation on the amended Form S-1 of ConvergeOne Holdings, Inc. of our report dated February 9, 2018, related to the consolidated financial statements of AOS, Inc. and Subsidiaries, appearing in this Registration Statement.

Kansas City, Missouri

April 23, 2018